Exhibit 4.1

FORM OF PROMISSORY NOTE

Borrower Address:                                                                                              .

1. Promise to Pay. In return for a loan I have received, I promise to pay to the order of Prosper Marketplace, Inc. (“you”) the principal sum of                                            Dollars ($                       ), together with interest thereon commencing on the date of funding at the rate of              percent (           %) per annum simple interest. I understand that references in this Note to you shall also include any person to whom you transfer this Note.

2. Payments. This Note is payable in 36 monthly installments of $                          each, consisting of principal and interest, commencing on the                    day of                             , and continuing until the final payment date of                                                  , which is the maturity date of this Note. The final payment shall consist of the then remaining principal, unpaid accrued interest and other charges due under this Note. All payments will be applied first to any late charges then due, then to any unpaid fees incurred as a result of failed automated payments or returned checks or bank drafts as provided in Paragraph 11, then to interest then due and then to principal. No unpaid interest or charges will be added to principal.

3. Interest. Interest will be charged on unpaid principal until the full amount of principal has been paid. Interest under this Note will accrue daily, on the basis of a 365-day year. If payments are made on time, my final payment will be in the amount of a regular monthly payment. If payments are paid late, a greater portion of the payment will be applied to accrued interest, a lesser portion (if any) will be applied to principal reduction, and the loan will not amortize as originally scheduled, resulting in a higher final payment amount. The interest rate I will pay will be the rate I will pay both before and after any default.

4. Late Charge. If the full amount of any monthly payment is not made by the end of fifteen (15) calendar days after its due date, I will pay you a late charge of                                . I will pay this late charge promptly but only once on each late payment.

5. Waiver of Defenses. Except as otherwise provided in this Note, you are not responsible or liable to me for the quality, safety, legality, or any other aspect of any property or services purchased with the proceeds of the loan. If I have a dispute with any person from whom I have purchased such property or services, I agree to settle the dispute directly with that person.

6. Certification; Exception to Waiver. I certify that, to my knowledge, the proceeds of this loan will not be applied in whole or part to purchase property or services from any person to whom any interest this loan may be assigned. If, notwithstanding the preceding sentence, any person from whom I have purchased such property acquires any interest in this loan, then Paragraph 5 will not apply to the extent of that person’s interest, even if that person later assigns that person’s interest to another person.

7. Method of Payment. I will pay the principal, interest, and any late charges or other fees on this loan when due. Those amounts are called “payments” in this Note. To ensure that my payments are processed in a timely and efficient manner, you have given me the choice of making my monthly payments (i) by automated withdrawal from an account that I designate using an automated clearinghouse (ACH) or other electronic fund transfer, or (ii) by bank drafts drawn by you on my behalf on my account each month; and I have chosen one of these methods. If I close my account or if my account changes or is otherwise inaccessible such that you are unable to withdraw my payments from that account or draw bank drafts on the account, I will notify you at least three (3) days prior to any such closure, change or inaccessibility of my account, and authorize you to withdraw my payments from, or draw bank drafts on, another account that I designate.

With regard to payments made by automatic withdrawals from my account, I have the right to (i) stop payment of a preauthorized automatic withdrawal, or (ii) revoke my prior authorization for automatic withdrawals with regard to all further loan payments, by notifying the financial institution where my account is held, orally or in writing at least three (3) business days before the scheduled date of the transfer. I agree to notify you in writing, at least three (3) business days before the scheduled date of the transfer, of the exercise of my right to stop a payment or to revoke my prior authorization for further automatic withdrawals.

I understand that if I have elected to have my payments made by automatic withdrawals from my account:

a. The interest rate set forth in this Note, and the Annual Percentage Rate and related disclosures set forth in my Truth-in-Lending Disclosure Statement include the one percent (1.00%) reduction in my interest rate (the “Preferred Rate”) that I received as an incentive to make my payments by preauthorized automatic withdrawals.

b. I will no longer be eligible for the Preferred Rate, and I must make my monthly payments using bank drafts drawn by you on my behalf on my account each month, if (i) I withdraw my authorization to make payments by automatic withdrawals, (ii) I cancel or close my account without establishing a new account at least three (3) days before the next monthly payment due date, or (iii) on two occasions during the term of this Note, my entire monthly payment cannot be made by automatic withdrawal  from my account on the due date because of insufficient funds in the account, or for any other reason (other than an error by you).

c. If I become ineligible for the Preferred Rate, you have the right to add one percent (1.00%) to the interest rate on this Note. If you exercise this right, the increased interest rate will become effective on the due date of the next monthly payment due under this Note, and will continue for the remainder of the term of the Note. The increase in the interest rate on my Note will result in a higher monthly payment amount, equal to the amount that would be sufficient to repay in full the unpaid principal I owe as of the effective date of the increased interest rate, on the maturity date at the increased interest rate in substantially equal monthly payments. I must pay the higher monthly payment amount beginning on the first monthly payment due date after the increased interest rate becomes effective.

d. I understand that if the interest rate on my Note is increased as set forth in this Paragraph, the Preferred Rate will not be reinstated for any reason, even if I continue making my payments by automatic withdrawals.

8. Default and Remedies. If I fail to make any payment when due in the manner required by Paragraph 7, or if receivership or insolvency proceedings or any assignment for the benefit of creditors is instituted by or against me; I die, I fail to keep any promise or meet any other obligations in this Note, or I make a material misrepresentation in connection with my loan, you may at your option accelerate the maturity of this Note and declare all principal, interest and other charges due under this Note immediately due and payable. If you exercise the remedy of acceleration you will not do so until one or more payments under this Note is at least 120 days past due, and you will give me at least 30 days prior notice of acceleration; provided, however, that if my default is the result of a material misrepresentation you do not need to wait until one or more payments is past due, and you do not need to give me any prior notice of acceleration.

9. Prepayments. I may prepay this loan in full or in part at any time without penalty.

10. Waivers. You may accept late payments or partial payments, even though marked “paid in full,” without losing any rights under this Note, and you may delay enforcing any of your rights under this Note without losing them. You do not have to (a) demand payment of amounts due (known as “presentment”), (b) give notice that amounts due have not been paid (known as “notice of dishonor”), or (c) obtain an official certification of nonpayment (known as “protest”). I hereby waive presentment, notice of dishonor and protest. Even if, at a time when I am in default, you do not require me to pay immediately in full as described above, you will still have the right to do so if I am in default at a later time. Neither your failure to exercise any of your rights, nor your delay in enforcing or exercising any of your rights, will waive those rights. Furthermore, if you waive any right under this Note on one occasion, that waiver will not operate as a waiver as to any other occasion.

11. Insufficient Funds Charge. If I attempt to make a monthly payment, whether by check or bank draft or by automated withdrawal from my designated account, and the payment is unable to be made due to (i) insufficient funds in my account, (ii) the closure, change or inaccessibility of my account without my having notified you as provided in Paragraph 7, or (iii) for any other reason (other than an error by you), I will pay you an additional fee of $                for each check or bank draft returned or failed automated withdrawal, unless prohibited by applicable law.

12. Loan Charges. If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, then: (a) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (b) any sums already collected from me which exceeded permitted limits will be refunded to me. You may choose to make this refund by reducing the principal I owe under this Note or by making a direct payment to me.

13. Assignment. I may not assign any of my obligations under this Note without your written permission.  You do not have to give me your permission.  You may assign this Note at any time without my permission. Unless prohibited by applicable law, you may do so without telling me.  My obligations under this Note apply to all of my heirs and permitted assigns. Your rights under this Note apply to each of your successors and assigns.

14. Notices. All notices and other communications hereunder shall be given in writing and shall be deemed to have been duly given and effective (i) upon receipt, if delivered in person or by facsimile, email or other electronic transmission, or (ii) one day after deposit prepaid for overnight delivery with a national overnight express delivery service. Such notices must be properly addressed to the parties at the addresses set forth below unless a different address for notice is later provided in writing by giving notice pursuant to this Paragraph.

15. Governing Law. Except as provided below, this Note is governed by the laws of the State of my residence, as reflected in your registration records, at the time this loan is made. I will promptly notify you of any changes in my State of residence. For borrowers who are residents of Alaska and Minnesota, this Note is entered into in California and is governed by the laws of California, where Prosper Marketplace, Inc. is located.

16. Miscellaneous. No provision of this Note shall be modified or limited except by a written agreement signed by both you and me. The unenforceability of any provision of this Note shall not affect the enforceability or validity of any other provision of this Note.

Arizona Residents: Notice: I understand that I may request that the initial disclosures prescribed in the Truth in Lending Act (15 United States Code sections 1601 through 1666j) be provided in Spanish before signing any loan documents.

Aviso Para Prestatarios En Arizona: Puedo solicitar que las divulgaciones iniciales prescritas en la Ley Truth in Lending Act (15 Código de los Estados Unidos secciones 1601 hasta 1666j) sean proporcionadas en español antes de firmar cualesquiera documentos de préstamos.

Missouri Residents: Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect me (borrower) and you (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

Texas Residents: Prosper Marketplace, Inc. is licensed and examined under the laws of the State of Texas and by state law is subject to regulatory oversight by the Office of Consumer Credit Commissioner. Any consumer wishing to file a complaint against the Prosper Marketplace, Inc. should contact the Office of Consumer Credit Commissioner through one of the means indicated below: In Person or U.S. Mail: 2601 North Lamar Boulevard, Austin, Texas 78705-4207. Telephone No.: 800/538-1579. Fax No.: 512/936-7610. E-mail: consumer.complaints@occc.state.tx.us. Website: www.occc.state.tx.us.

Wisconsin Residents:  If this loan is made for commercial purposes, which are any purposes other than personal, family, or household purposes, this loan shall be governed by the terms of the Consumer Loan Act, Wis. Stat. chapters 421 to 427, including the provisions governing finance charges on loans of $25,000 or less.

By signing this Note, I acknowledge that I (i) have read and understand all terms and conditions of this Note, (ii) agree to the terms set forth herein, and (iii) acknowledge receipt of a completely filled-in copy of this Note.

Date:

[Borrower]